GameTech Reports 2nd Quarter 2008 Fiscal Results

RENO, Nev. (June 9, 2008) — GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of computerized bingo and gaming equipment, systems, and services, today announced financial results for the Company’s second fiscal quarter and six-month period ended April 30, 2008.

Company Highlights:

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Net income for the second quarter of fiscal 2008 was $0.1 million, compared with $1.2 million for the same period in fiscal 2007. Excluding the impairment charge resulting from the company’s investment in auction rate securities, adjusted net income for the second quarter of fiscal 2008 was $0.3 million.

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Net income for the first half of fiscal 2008 was $0.4 million compared with $2.3 million in the same period in fiscal 2007. Excluding the impairment charge resulting form the company’s investment in auction rate securities, adjusted net income for the first half of 2008 was $1.0 million.

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The Company recorded a pre-tax impairment charge related to its investments in auction rate securities of approximately $0.3 million ($0.2 million after tax) and $1.0 million ($0.6 million after tax) for the second quarter and six months ended April 30, 2008, respectively.

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Net income per fully diluted share was $0.01 for the second quarter of 2008 (or $0.02 excluding the impairment charge) and $0.04 for the six months ended April 30, 2008 (or $0.08 excluding the impairment charge), compared with $0.09 and $0.17 for the same periods in fiscal 2007.

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Revenue for the second quarter of fiscal 2008 was $13.9 million compared with $13.4 million for the same period in fiscal 2007.  Revenue for the first half of fiscal 2008 was $29.1 million compared with $25.4 million for the same period in fiscal 2007.

•	For the first six months of fiscal 2008 EBITDA approximated $8.1 million, a decrease of $1.1 million from 2007.
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Interest expense related to the acquisition of Summit Gaming totaled $0.7 million and $1.4 million for the quarter and six months ended April 30, 2008, respectively.  Amortization expense related to the acquisition of Summit Gaming totaled $0.3 million and $0.6 million for the quarter and six months ended April 30, 2008, respectively.

Second quarter revenue totaled $13.9 million compared with $13.4 million for the comparable quarter during fiscal 2007. Revenue for the six-month period ended April 30, 2008, was $29.1 million compared with $25.4 million for the comparable period in fiscal 2007. Bingo revenue decreased due to the loss of certain accounts in other domestic markets, offset partially by increases in Michigan, Louisiana, Oklahoma and the United Kingdom. The overall increase in revenue for the three- and six-month periods ended April 30, 2008 was primarily due to the completion of the acquisition of Summit Amusement & Distributing, Ltd., a manufacturer of video lottery.

The challenges in the credit and capital markets have caused the company to review its investments in auction rate securities.  As of April 30, 2008, the estimated market value of the company’s investments in auction rate securities stood at $2.9 million, which reflects an impairment charge of $0.3 million for the quarter and $1.0 million for the six months ended April 30, 2008.  Although these securities continue to pay interest according to their stated terms, the company has recorded an impairment charge of $0.3 million and $1.0 million based upon an analysis of the securities and other-than-temporary factors for the quarter and six months ended April 30, 2008, respectively.  As of April 30, 2008, the company had $6.5 million in cash and cash equivalent balances in addition to its investment portfolio and believes that its current cash position and expected operating cash flows will be sufficient to fund its operations and debt service.

Jay Meilstrup, GameTech’s President and Chief Executive Officer stated, “Our revenue remains strong in Michigan, Louisiana, Oklahoma and in the United Kingdom, as we have emphasized growing our core business and integrating Summit.  We look forward to capitalizing on Summit’s potential for its products in new markets as well as expanding the sale of our bingo products and services into new domestic and international markets.   In addition, GameTech intends to leverage its years of technical capabilities in wireless to expand into the newly developing mobile gaming market.  For the remainder of the year, we also anticipate new business from the introduction of new wireless gaming products and we will continue to pursue strategic opportunities if and when they arise.”

About GameTech International, Inc.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment.  Under the Summit Gaming™ brand the company provides video lottery terminals and slot machine gaming devices.  GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games.  GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Norway, Philippines, and the United Kingdom, and Mexico. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include our potential expansion of business internationally, opportunities created by the Summit acquisition, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results.  GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.  Such factors include our ability to successfully integrate, operate and grow Summit’s business, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, 10-K/A and Quarterly Reports on Form 10-Q.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.

GAMETECH INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue	$13,870	$13,411	$29,054	$25,428

Cost of revenue	6,169	5,852	12,769	10,775
Gross profit	7,701	7,559	16,285	14,653

Operating expenses:
General and administrative	2,556	2,090	5,314	4,062
Sales and marketing	2,713	2,623	5,250	5,531
Research and development	1,342	785	2,832	1,387
Loss contingencies	-	46	-	94

Total operating expenses	6,611	5,544	13,396	11,074

Income from operations	1,090	2,015	2,889	3,579

Interest expense	(669)	(354)	(1,382)	(355)
Impairment of investment	(285)	-	(977)	-
Other income (expense), net	45	167	169	325

Income before income taxes	181	1,828	699	3,549
Provision for income taxes	68	621	255	1,270

Net Income	$113	$1,207	$444	$2,279

Net income per share:
Basic	$0.01	$0.10	$0.04	$0.18
Diluted	$0.01	$0.09	$0.04	$0.17

Shares used in calculating net
income per share:
Basic	12,226	12,554	12,327	12,538
Diluted	12,438	13,099	12,561	13,111

	April 30,	October 31,
Selected Balance Sheet Data	2008	2007
	(Unaudited)	(Audited)
Cash and cash equivalents	$6,541	$3,630
Short-term investments	513	7,763
Total current assets	21,854	27,835
Total assets	$87,522	$93,882
Total current liabilities	$11,993	$13,882
Total liabilities	35,451	39,403
Total stockholders’ equity	52,071	54,479
Total liabilities and stockholders’ equity	$87,522	$93,882

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA:
	Three Months Ended April 30,		Six Months Ended April 30,
	2008	2007	2008	2007
(Dollars in thousands)	(Unaudited)		(Unaudited)
Net income	$113	$1,207	$444	$2,279
Add back:
Amortization and depreciation	2,536	2,915	5,248	5,590
Interest income and other
(income) expense, net	909	139	2,190	30
Provision for income taxes	68	621	255	1,270
EBITDA	3,626	4,882	$8,137	9,169